Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
CFO and Treasurer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, INC. ANNOUNCES RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2005
     LAFAYETTE, LA — March 02, 2006 — PHI, Inc. (“PHI”) today reported net earnings of $14.2 million ($1.76 per diluted share) on operating revenues of $363.6 million for the year ended December 31, 2005, compared to net earnings of $4.0 million ($0.72 per diluted share) on operating revenues of $291.3 million for the year ended December 31, 2004. All segments experienced an increase in flight hours in 2005.
     Operating revenues increased $39.5 million in our Domestic Oil and Gas segment and increased $3.9 million in the International segment, both due to increased flight hours and increased rates. In addition, in our Domestic Oil and Gas segment there was also an increase in the number and size of aircraft requested by customers. The increased activity by our customers in Domestic Oil and Gas was due primarily to increased exploration and production activity in the Gulf of Mexico. Additional flight hour demand was also caused by the aftermath of recent hurricanes, as customers experienced logistical challenges as they repaired facilities in the Gulf of Mexico. Our Air Medical segment’s revenues increased $34.6 million for the year, however, patient transport volume was negatively affected by weather in the fourth quarter, and we incurred the cost of opening seven additional operating locations in the fourth quarter. In 2005 we opened 15 additional Air Medical locations, seven of which opened in the fourth quarter. In total we have opened 37 locations in the Air Medical expansion which commenced late 2003. New locations typically take several months to build sufficient volume to absorb facility operating costs and achieve profitable aircraft utilization levels. Our focus in 2006 will be to improve the margins in this segment.
     These items are further discussed in our Form 10-K, which will be filed shortly.
Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company’s SEC filings.
PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Common Stock is traded on The Nasdaq National Market System (symbols PHII and PHIIK).
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PHI, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Thousands of dollars and shares, except per share data)

	For the Year Ended
	December 31,
	2005	2004
Operating revenues	$363,610	$291,308
Gain, net on disposition of property and equipment	1,173	2,569
Other	1,988	392

	366,771	294,269

Expenses:
Direct expenses	299,263	245,374
Selling, general and administrative	24,827	21,034
Interest expense	20,448	20,109

	344,538	286,517

Earnings before income taxes	22,233	7,752

Income taxes	8,079	3,780

Net earnings	$14,154	$3,972

Earnings per share
Basic	$1.76	$0.74
Diluted	$1.76	$0.72

Weighted average shares outstanding:
Basic	8,040	5,383
Diluted	8,063	5,486

Total shares outstanding	10,422	5,383
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Summarized financial information concerning the Company’s reportable operating segments for the years ended December 31, 2005, 2004 and 2003:

	Year Ended
	December 31,
	2005	2004	2003
	(Thousands of dollars)
Segment operating revenues
Domestic Oil and Gas	$219,644	$180,102	$183,849
Air Medical	112,123	77,476	46,674
International	28,192	24,342	21,247
Technical Services	3,651	9,388	17,622

Total operating revenues	363,610	291,308	269,392

Segment direct expense
Domestic Oil and Gas	173,177	151,107	163,328
Air Medical	104,465	67,664	32,782
International	19,099	18,668	21,093
Technical Services	2,522	7,935	13,026

Total direct expense	299,263	245,374	230,229

Segment selling, general and administrative expense
Domestic Oil and Gas	1,003	1,499	1,494
Air Medical	6,503	6,525	4,480
International	214	49	214
Technical Services	7	12	12

Total selling, general and administrative expense	7,727	8,085	6,200

Total direct and selling, general and administrative expense	306,990	253,459	236,429

Net segment profit
Domestic Oil and Gas	45,464	27,496	19,027
Air Medical	1,155	3,287	9,412
International	8,879	5,625	(60)
Technical Services	1,122	1,441	4,584

Total	56,620	37,849	32,963

Other, net	3,161	2,961	2,674
Unallocated selling, general and administrative costs	(17,100)	(12,949)	(13,783)
Interest expense	(20,448)	(20,109)	(19,952)

Earnings before income taxes	$22,233	$7,752	$1,902

Flight hours
Domestic Oil and Gas	111,236	100,814	114,769
Air Medical	26,619	19,595	11,542
International	16,788	15,871	14,816
Other	—	—	—

Total	154,643	136,280	141,127

Air Medical Transports	17,200	11,390	5,739

Aircraft operated at period end
Domestic Oil and Gas	155	151	164
Air Medical	64	51	42
International	16	19	19

Total	235	221	225

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